ARTICLES OF AMENDMENT
                           TO ARTICLES OF INCORPORATION
                               SYNDEOS GROUP, INC.


       Pursuant to the provisions of Section 607.1006 of the Florida Statutes, Syndeos Group, Inc., a Florida corporation, does hereby amend its Articles of Incorporation.

       1. The name of the corporation whose Articles of Incorporation are being amended by these Articles of Amendment is Syndeos Group, Inc., a Florida corporation,

       2. Article I of the Articles of Incorporation of Syndeos Group, lnc., a Florida corporation, is hereby deleted in its entirety, and the following
Article I is hereby inserted in its place;

                           ARTICLE I CORPORATE NAME

The name of this corporation is: Air Media Now!, Inc.


       3. The amendment to the Articles of Incorporation, of Syndeos Group, Inc., a Florida corporation set forth in paragraph 2 above was duly adopted by the directors of the corporation as of April 5,2002 and by the shareholders of the corporation as of April 5,2002 pursuant to the provisions of Section
607.0704 of the Florida Statutes.

       4. The only voting group entitled to vote on the amendment to the Articles of Incorporation of Syndeos Group, Inc., a Florida corporation, set forth in paragraph 2 above was the holders of shares of Common Stock of the corporation. The number of votes cast in favor of such amendment by the members of such voting group was sufficient for approval by that voting group.

        IN WITNESS WHEREOF, the corporation, by and through its undersigned officer thereunto duly authorized, has executed these Articles of Amendment on the 5th day of April, 2002.

SYNDEOS GROUP, INC.

By


/s/ Joseph Sineno, Jr.
------------------------
Joseph Sineno, Jr.
 President